Exhibit 99.1
Investor Contact: W. Scott Wenhold
Graphic Packaging Holding Company
770-644-3062
Graphic Packaging Regains Compliance with NYSE Minimum Share Price Requirement
Marietta, GA., May 5, 2009 — Graphic Packaging Holding Company (NYSE: GPK) received notification today from the New York Stock Exchange (NYSE) that as of April 30, 2009, the company’s 30-day average share price was above $1.00, restoring the company’s compliance with the minimum share price requirement under the NYSE listing standards. The minimum 30-day average share price requirement was the only listing standard with which Graphic Packaging was non-compliant.
Accordingly, the NYSE will cease dissemination of the “BC” indicator with the company’s ticker symbol and will delete the company’s name from the list of non-compliant companies on the NYSE web site.
About Graphic Packaging Holding Company.
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the company’s web site at www.graphicpkg.com.